                                                       Exhibit 99.B - (d)(18)(i)

                               AMENDED SCHEDULE A

                                     TO THE

                          EXPENSE LIMITATION AGREEMENT

                               ING PARTNERS, INC.

                            OPERATING EXPENSE LIMITS


                                                  MAXIMUM OPERATING EXPENSE LIMIT
NAME OF FUND(1),(2)                           (AS A PERCENTAGE OF AVERAGE NET ASSETS)
--------------------                          ---------------------------------------
                                                              CLASSES
                                                              -------
                                     ADVISER          INITIAL        SERVICE          TARGET
ING Solution 2015 Portfolio            0.62%            0.12%          0.37%           0.82%
Initial Term Expires May 1, 2006

ING Solution 2025 Portfolio            0.62%            0.12%          0.37%           0.82%
Initial Term Expires May 1, 2006

ING Solution 2035 Portfolio            0.62%            0.12%          0.37%           0.82%
Initial Term Expires May 1, 2006

ING Solution 2045 Portfolio            0.62%            0.12%          0.37%           0.82%
Initial Term Expires May 1, 2006

ING Solution Income Portfolio          0.62%            0.12%          0.37%           0.82%
Initial Term Expires May 1, 2006

(1) This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

(2) The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.